FOR IMMEDIATE RELEASE

PERRIGO REPORTS RECORD FIRST QUARTER SALES AND INCOME

*	Fiscal first quarter revenue of $480 million represents an increase of $97 million, or 25 percent, from first quarter last year

*	GAAP net income was $38 million, or $0.40 per share, while adjusted net income increased 13 percent to $39 million, or $0.41 per share

*	New product sales totaled $71 million, including the August launch of Famotidine Complete

*	Management increases fiscal 2009 earnings guidance by 2 cents per share

ALLEGAN, Mich. – Nov. 6, 2008 – Perrigo Company (NASDAQ: PRGO; TASE) today announced results for its fiscal year 2009 first quarter that ended September 27, 2008.

Perrigo Company
(in thousands, except per share amounts)

	Fiscal 2009	Fiscal 2008
	1st Quarter Ended	1st Quarter Ended
	9/27/08	9/29/07
Net Sales	$480,236	$382,740
Reported Net Income	$37,958	$34,019
Adjusted Net Income	$38,597	$34,019
Diluted EPS	$0.40	$0.36
Adjusted Diluted EPS	$0.41	$0.36
Diluted Shares	94,568	94,884

Net sales for the first quarter of fiscal 2009 were $480.2 million, an increase of 25 percent. Reported net income was $37.9 million, or $0.40 per share, compared with $34.0 million, or $0.36 per share, a year ago, an increase of 12 percent. Excluding a loss on the exchange of property of the Company’s UK vitamin business, first quarter fiscal 2009 adjusted net income was $38.6 million, or $0.41 per share.

(Refer to Table II at the end of this press release for additional adjustments in the current year period and additional non-GAAP disclosure information.)

Perrigo Chairman and CEO Joseph C. Papa stated, “Fiscal 2009 is off to the strong start we had anticipated. In the first quarter, we achieved both record sales and record earnings, with our new products contributing $71 million to top line growth. This past quarter, the over-the-counter (OTC) category grew more than 4% versus first quarter last year. In the same period, store brands grew nearly 13%. We believe that store brand offerings will continue to perform well as consumers realize the value of Perrigo’s product offering in this challenging economy."

Consumer Healthcare

Consumer Healthcare segment net sales in the first quarter were a record $366.2 million compared with $268.3 million in the first quarter last year, an increase of $97.9 million or 37 percent. The sales increase resulted from $66.8 million in revenue from new product sales led by Omeprazole, several Cetirizine products and the newly launched Famotidine Complete.

Reported operating income was $59.1 million, compared with $30.0 million a year ago as a result of increased sales from new products and international growth.

On August 11, the Company announced it began shipping Famotidine Complete chewable tablets (famotidine 10 mg; calcium carbonate 800mg; magnesium hydroxide 165 mg), the national brand equivalent to Pepcid Complete®, to customers across the U.S. under their store brand labels. It is estimated that Pepcid Complete® has annual sales of approximately $100 million. The new store brand product is indicated for heartburn associated with acid indigestion and sour stomach.
On September 16, the Company announced that it acquired JB Laboratories for approximately $44 million, which includes debt assumed. Based in Holland, Michigan, privately-held JB Laboratories is a contract manufacturer of OTC and nutrition products for leading healthcare suppliers. The acquisition is expected to add more than $70 million of annual sales. Revenues and income related to this transaction will first be reflected in the second quarter 2009 financial statements.

On September 18, the Company announced that the Hatch-Waxman litigation relating to Miconazole Nitrate Vaginal Cream and Suppository between Johnson & Johnson and Perrigo was dismissed. Following FDA approval, Perrigo will begin marketing its product under store brand and value brand labels to its customers. Monistat® -1 has annual retail sales of approximately $80 million. Upon receiving final regulatory approval, Perrigo expects to launch this product with 180 day first-to-file exclusivity.

Rx Pharmaceuticals

The Rx Pharmaceutical segment net sales were $33.2 million compared with $35.0 million a year ago. Operating income was $1.8 million, compared with $7.4 million last year. This year’s results included service and royalty revenues of $1.6 million down from $5.8 million last year.

On September 8, the Company announced that it acquired the exclusive rights to sell and distribute Levocetirizine tablets, the generic version of UCB’s Xyzal® tablets, from Synthon Pharmaceuticals, Inc. Synthon believes it has a first to file Abbreviated New Drug Application (ANDA) that will entitle it to 180 days of generic exclusivity upon approval. Synthon and UCB are currently engaged in Paragraph IV/Hatch-Waxman litigation over the Synthon ANDA filing. Xyzal® is indicated for the treatment of indoor and outdoor allergies. It is estimated that it has annual sales of approximately $200 million growing at 15% per year, according to data provided by Wolters, Kluwer.

API

The API segment reported net sales of $34.2 million compared with $38.8 million a year ago, reflecting lower sales in several key products. Operating income was $0.4 million, compared with $7.3 million last year, reflecting lower sales volume, an unfavorable sales mix and higher production costs.

Other

The Other category, consisting of Israel Consumer Products and Israel Pharmaceutical and Diagnostic Products segments, reported net sales of $46.6 million, compared with $40.7 million a year ago. Operating income was $1.2 million, compared with $2.6 million last year.

Unallocated Expenses

In the fiscal 2009 first quarter, unallocated expenses were $3.9 million compared with $0.7 million a year ago. The increase was due primarily to the absence this year of a favorable legal settlement in the first quarter last year.

Perrigo’s Chairman and CEO Joseph C. Papa concluded, “We are truly in the right place at the right time. I am very pleased with the momentum we have built and our strong balance sheet. We are confident in our ability to generate strong operating cash flow in the remainder of the year as seasonal inventory builds are sold through. Given our strong start to the year and our recent acquisitions, we are increasing our full year earnings guidance. We are now estimating adjusted earnings between $1.92 and $2.00 per share, excluding the $0.6 million loss on the exchange of property in the UK. Reported earnings per share are expected to be between $1.91 and $1.99 per share. Looking ahead, Perrigo will continue to make quality healthcare more affordable for our customers and drive value for our shareholders.”

Perrigo will host a conference call to discuss fiscal 2009 first quarter results at 10:00 a.m. (ET) on Thursday, November 6. The conference call will be available live via web cast to interested parties on the Perrigo website http://www.perrigo.com or by phone 888-694-4676, International 404-665-9919, and reference ID# 70124252. A taped replay of the call will be available beginning at approximately 2:00 p.m. (ET) Thursday, November 6, until midnight Friday, November 14, 2008. To listen to the replay, call 800-642-1687, International 706-645-9291, access code 70124252.

Perrigo Company is a leading global healthcare supplier that develops, manufactures and distributes OTC and prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients (API) and consumer products. The Company is the world’s largest manufacturer of OTC pharmaceutical products for the store brand market. The Company’s primary markets and locations of manufacturing facilities are the United States, Israel, Mexico and the United Kingdom. Visit Perrigo on the Internet (http://www.perrigo.com).

Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended June 28, 2008, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Arthur J. Shannon, Vice President, Investor Relations and Communication (269) 686-1709
E-mail: ajshannon@perrigo.com

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	First Quarter
	2009	2008

Net sales	$480,236	$382,740
Cost of sales	336,021	265,469
Gross profit	144,215	117,271

Operating expenses
Distribution	7,969	7,074
Research and development	18,224	16,320
Selling and administration	59,341	47,218
Total	85,534	70,612

Operating income	58,681	46,659
Interest, net	5,846	4,655
Other (income) expense, net	115	(573)

Income before income taxes	52,720	42,577
Income tax expense	14,762	8,558

Net income	$37,958	$34,019

Earnings per share
Basic	$0.41	$0.37
Diluted	$0.40	$0.36

Weighted average shares outstanding
Basic	92,787	93,142
Diluted	94,568	94,884

Dividends declared per share	$0.050	$0.045

PERRIGO COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 27,	June 28,	September 29,
	2008	2008	2007
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$249,328	$318,604	$46,837
Investment securities	14	560	32,487
Accounts receivable, net	340,138	350,272	283,443
Inventories	448,386	399,972	314,597
Current deferred income taxes	44,477	43,342	41,372
Income taxes refundable	468	6,883	5,596
Prepaid expenses and other current assets	25,863	37,226	23,010
Total current assets	1,108,674	1,156,859	747,342

Property and equipment	747,235	745,840	665,239
Less accumulated depreciation	(381,468)	(388,945)	(343,033)
	365,767	356,895	322,206

Restricted cash	400,000	400,000	400,000
Goodwill	262,195	282,417	199,730
Other intangible assets	223,460	229,327	187,467
Non-current deferred income taxes	63,130	74,737	49,184
Other non-current assets	70,145	74,842	40,723
	$2,493,371	$2,575,077	$1,946,652

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$270,614	$253,307	$170,639
Notes payable	-	-	11,677
Payroll and related taxes	51,506	77,140	38,425
Accrued customer programs	50,025	53,668	48,638
Accrued liabilities	52,703	56,958	44,142
Current deferred income taxes	18,839	24,493	15,214
Current portion of long-term debt	21,163	20,095	15,314
Total current liabilities	464,850	485,661	344,049

Non-current liabilities
Long-term debt	893,433	895,095	642,629
Non-current deferred income taxes	130,234	139,212	101,424
Other non-current liabilities	116,596	121,394	87,324
Total non-current liabilities	1,140,263	1,155,701	831,377

Shareholders' equity
Preferred stock, without par value, 10,000 shares authorized	-	-	-
Common stock, without par value, 200,000 shares authorized	468,798	488,537	521,117
Accumulated other comprehensive income	96,167	155,184	47,864
Retained earnings	323,293	289,994	202,245
Total shareholders' equity	888,258	933,715	771,226
	$2,493,371	$2,575,077	$1,946,652

Supplemental Disclosures of Balance Sheet Information
Allowance for doubtful accounts	$9,531	$9,931	$8,622
Working capital	$643,824	$671,198	$403,293
Preferred stock, shares issued	-	-	-
Common stock, shares issued	92,891	93,311	93,566

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	First Quarter
	2009	2008
Cash Flows (For) From Operating Activities
Net income	$37,958	$34,019
Adjustments to derive cash flows
Depreciation and amortization	16,767	15,570
Share-based compensation	2,754	1,958
Income tax benefit from exercise of stock options	345	705
Excess tax benefit of stock transactions	(1,685)	(570)
Deferred income taxes	(13,677)	710
Sub-total	42,462	52,392

Changes in operating assets and liabilities, net of asset and business acquisitions and restructuring
Accounts receivable	15,669	(3,389)
Inventories	(40,317)	(21,356)
Income taxes refundable	(468)	(6,883)
Accounts payable	7,259	7,665
Payroll and related taxes	(29,037)	(7,437)
Accrued customer programs	(3,643)	420
Accrued liabilities	(4,471)	(3,584)
Accrued income taxes	6,228	9,729
Other	7,285	(563)
Sub-total	(41,495)	(25,398)
Net cash from operating activities	967	26,994

Cash Flows (For) From Investing Activities
Purchase of securities	-	(73,418)
Proceeds from sales of securities	-	89,182
Cash acquired in asset exchange	2,115	-
Acquisition of business, net of cash acquired	(14,839)	-
Acquisition of intangible assets	(1,000)	(12,401)
Additions to property and equipment	(5,913)	(4,364)
Net cash for investing activities	(19,637)	(1,001)

Cash Flows (For) From Financing Activities
Repayments of short-term debt, net	(11,006)	(99)
Borrowings of long-term debt	-	30,000
Repayments of long-term debt	(14,287)	(38,000)
Excess tax benefit of stock transactions	1,685	570
Issuance of common stock	5,481	4,155
Repurchase of common stock	(29,314)	(4,280)
Cash dividends	(4,659)	(4,214)
Net cash for financing activities	(52,100)	(11,868)

Net increase (decrease) in cash and cash equivalents	(70,770)	14,125
Cash and cash equivalents, at beginning of period	318,604	30,305
Effect of exchange rate changes on cash	1,494	2,407
Cash and cash equivalents, at end of period	$249,328	$46,837

Supplemental Disclosures of Cash Flow Information Cash paid/received during the period for:
Interest paid	$9,860	$11,254
Interest received	$7,209	$5,189
Income taxes paid	$12,050	$3,612
Income taxes refunded	$1,016	$1,003

Table I
PERRIGO COMPANY
SEGMENT INFORMATION
(in thousands)
(unaudited)

	First Quarter
	2009	2008
Segment Sales
Consumer Healthcare	$366,202	$268,259
Rx Pharmaceuticals	33,175	34,960
API	34,243	38,814
Other	46,616	40,707
Total	$480,236	$382,740

Segment Operating Income (Loss)
Consumer Healthcare	$59,115	$30,018
Rx Pharmaceuticals	1,784	7,445
API	435	7,276
Other	1,249	2,630
Unallocated expenses	(3,902)	(710)
Total	$58,681	$46,659

Table II
PERRIGO COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	First Quarter
	2009	2008

Net sales	$480,236	$382,740

Reported operating income	$58,681	$46,659
Loss on asset exchange	639	-
Adjusted operating income	$59,320	$46,659
Adjusted operating income %	12.4%	12.2%

Reported net income	$37,958	$34,019
Loss on asset exchange (1)	639	-
Adjusted net income	$38,597	$34,019

Diluted earnings per share
Reported	$0.40	$0.36
Adjusted	$0.41	$0.36

Diluted weighted average shares outstanding	94,568	94,884

(1) No tax impact

Table II (Continued)
REPORTABLE SEGMENTS
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	First Quarter
	2009	2008
Consumer Healthcare
Net sales	$366,202	$268,259

Reported operating expenses	$50,192	$42,338
Loss on asset exchange	(639)	-
Adjusted operating expenses	$49,553	$42,338
Adjusted operating expenses %	13.5%	15.8%

Reported operating income	$59,115	$30,018
Loss on asset exchange	639	-
Adjusted operating income	$59,754	$30,018
Adjusted operating income %	16.3%	11.2%

Table III
2009 GUIDANCE
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

Full Year
Fiscal 2009 Guidance

Reported earnings per share range	$1.91 - $1.99
Loss on asset exchange	$0.007
Charge associated with inventory step-up	$0.002
Adjusted earnings per share range	$1.92 - $2.00